Exhibit 5.2

Tyco International Finance S.A. and Tyco Fire & Security Finance S.C.A. 29, avenue de la Porte Neuve L-2227 Luxembourg (the Addressees each an Addressee)	Allen & Overy société en commandite simple, inscrite au barreau de Luxembourg 33 avenue J.F. Kennedy L-1855 Luxembourg Boîte postale 5017 L-1050 Luxembourg Tel +352 4444 55 1 Fax +352 4444 55 222

Our ref                     /0086990-0000001 LU:8853697.5

Luxembourg, 25 February 2015

Legal Opinion

Dear Sirs,

1.	We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to (i) Tyco International Finance S.A., a public limited liability company (société anonyme), having its registered office at 29, avenue de la Porte-Neuve, L-2227 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B 123550 (the TIFSA), and (ii) Tyco Fire & Security Finance S.C.A, a corporate partnership limited by shares (société en commandite par actions), having its registered office at 29, avenue de la Porte-Neuve, L-2227 Luxembourg and registered with the Register under number B 190265 (Tyco Luxembourg and together with TIFSA, the Companies).

This legal opinion is issued in connection with the proposed issue and sale to the Underwriters (as named in Schedule I of the Underwriting Agreement (as defined below) by TIFSA, of an aggregate EUR 500,000,000 principal amount of 1,375% notes due 2025 (the Securities) pursuant to the terms of an underwriting agreement dated 20 February 2015 (the Underwriting Agreement). The Securities will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by Tyco International plc, an Irish public limited company (TIP) and Tyco Luxembourg (the guarantee issued by Tyco Luxembourg being the Tyco Luxembourg Guarantee). The Securities and the Tyco Luxembourg Guarantee are to be issued pursuant to an indenture dated as of 25 February 2015 (the Base Indenture), as supplemented by a first supplemental indenture dated 25 February 2015 among TIFSA, TIP, Tyco Luxembourg and Deutsche Bank Trust Company Americas, as trustee (the First Supplemental Indenture and collectively with the Base Indenture, the Indenture).

2.	We have examined, to the exclusion of any other document, copies of the documents listed below:

2.1	a scanned copy of the restated articles of association (statuts coordonnés) of TIFSA (the TIFSA Articles) as at 27 March 2014;

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C. and Yangon.

2.2	a scanned copy of the incorporation deed (acte de constitution) of Tyco Luxembourg, containing its articles of association (the Tyco Luxembourg Articles and together with the TIFSA Articles, the Articles), dated 5 September 2014;

2.3	an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of TIFSA dated 25 February 2015 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against TIFSA, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite) (the TIFSA Certificate);

2.4	an electronic copy of a negative certificate (certificat négatif) issued by the Register in respect of Tyco Luxembourg dated 25 February 2015 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against Tyco Luxembourg, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de la faillite) (the Tyco Luxembourg Certificate and together with the TIFSA Certificate, the Certificates);

2.5	a scanned copy of the written resolutions of the board of directors of TIFSA taken on 13 February 2015 (the TIFSA Resolutions);

2.6	a scanned copy of circular resolutions of the board of managers of the general partner of Tyco Luxembourg, acting in its capacity as general partner of Tyco Luxembourg, taken on 13 February 2015 (the Tyco Luxembourg Resolutions and together with the TIFSA Resolutions, the Resolutions);

2.7	scanned copies received by email on 25 February 2015 of the executed Indenture, the executed global note representing the Securities and the executed Tyco Luxembourg Guarantee, each dated 25 February 2015;

2.8	an electronic copy of the registration statement in form S-3, including a prospectus (the Registration Statement) dated as of 17 November 2014; and

2.9	an electronic copy of the supplement prospectus to the prospectus included in the Registration Statement dated as of 25 February 2015 (the Prospectus).

The documents listed in paragraph 2.7 above are herein referred to as the Opinion Documents. The term “Opinion Documents” includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

Unless otherwise provided herein, terms and expressions shall have the meaning ascribed to them in the Opinion Documents.

3.	ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1	the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2	that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete and accurate on the date of execution of the Opinion Documents;

3.3	that all authorisations, approvals and consents under any applicable law (other than Luxembourg law) which may be required in connection with the execution, delivery and performance of the Opinion Documents have been or will be obtained;

3.4	the due compliance with all matters (including without limitation, the obtaining of necessary consents and approvals and the making of necessary filings and registrations) required in connection with the Opinion Documents to render it enforceable in all relevant jurisdictions (other than Luxembourg);

3.5	that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (as referred to in Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the EU Insolvency Regulation)) of the Companies are located at the place of their registered offices (siège statutaire) in Luxembourg and that the Companies have no establishment (as such term is defined in the Insolvency Regulation) outside Luxembourg;

3.6	that the Opinion Documents are entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

3.7	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

3.8	that the Opinion Documents are legally valid and binding in all respects;

3.9	that in respect of all the parties to the Opinion Documents, no steps have been taken pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been resolved or become effective at the date hereof. In respect of the Companies, we refer to the Certificates;

3.10	that the entry into and performance under the Opinion Documents are made for the corporate benefit (intérêt social) of the Companies;

3.11	that the TIFSA Resolutions have not been amended, rescinded, revoked or declared void and that each member of the board of directors of TIFSA has carefully considered the entry into and performance by TIFSA of the Opinion Documents before signing the TIFSA Resolutions;

3.12	that the Tyco Luxembourg Resolutions have not been amended, rescinded, revoked or declared void and that each member of the board of managers of the general partner of Tyco Luxembourg has carefully considered the entry into and performance by Tyco Luxembourg of the Opinion Documents before signing the Tyco Luxembourg Resolutions; and

3.13	that the Articles have not been modified since the dates referred to in paragraphs 2.1 and 2.2 above.

4.	OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

4.1	Status

TIFSA is public limited liability company (société anonyme) formed for an unlimited duration and legally existing under the laws of Luxembourg.

Tyco Luxembourg is a corporate partnership limited by shares (société en commandite par actions) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2	Power and authority

TIFSA has the corporate power and authority to enter into and perform the Indenture and to issue the Securities.

Tyco Luxembourg has the corporate power and authority to enter into and perform the Indenture and the Guarantee.

4.3	Execution

The Indenture, the Guarantee and the Securities have been duly authorised, executed and delivered on behalf of the relevant Companies.

5.	QUALIFICATIONS

The above opinion is subject to the following qualifications:

5.1	The opinion expressed herein is subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2	A search at the Register is not capable of conclusively revealing whether a (and the Certificate do not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.3	The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Official Gazette unless the company proves that the relevant third parties had prior knowledge thereof.

5.4	We express no tax opinion whatsoever in respect of the Companies or the tax consequences of the transactions contemplated by the Opinion Documents. We express no opinion on matters of fact.

5.5	We express no opinion whatsoever on the legal validity and the enforceability of the Opinion Documents.

6.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Opinion Documents (or any document in connection therewith).

7.	This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg.

8.	The following provisions shall apply in respect of the provision of this legal opinion to the Addressees, except that if and to the extent that any general terms of engagement that we may have in place at the date of this legal opinion with the Addressees where such Addressees are our clients have a different effect, then such other effect shall apply in relation to the provision of this legal opinion:

8.1	as regards the Addressees, any non-contractual rights and obligations arising out of or in connection with this legal opinion are governed by and are to be construed in accordance with Luxembourg law and the courts of Luxembourg have exclusive jurisdiction in respect of any dispute or matter arising out of or in connection with this legal opinion; and

8.2	any Addressee who is entitled to, and does, rely on this legal opinion agrees, by so relying, that, to the fullest extent permitted by law and regulation (and except in the case of wilful misconduct or fraud) there is no assumption of personal duty of care by, and such person will not bring any claim against, any individual who is a partner of, member of, employee of or consultant to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings and that such person will instead confine any claim to Allen & Overy, société en commandite simple, Allen & Overy LLP or any other member of the group of Allen & Overy undertakings (and for this purpose “claim” means (save only where law and regulation applies otherwise) any claim, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise).

9.	Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is given to you exclusively in connection with the Opinion Documents and may not be relied upon by you for any other purpose. For the purpose of the opinion to be addressed to you by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by them as if it were addressed to them. You may not give copies of this legal opinion to others, or enable or allow any person or persons to quote, rely upon or otherwise use part or all of this legal opinion without our prior written permission except that you may give copies to your legal advisers for the purposes of information only and on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by TIP on 25 February 2015, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully,

/s/ Marc Feider

Allen & Overy

Marc Feider*

Partner

Avocat à la Cour

*	This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.